UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

TELOS CORPORATION

(Name of Issuer)

Common Stock, $0.001 Par Value Per Share

(Title of Class of Securities)

87969B 101

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of the securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 87969B 101

(1)	Names of Reporting Persons. Toxford Corporation
(2)	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Panama

Number of Shares Beneficially Owned by Each Reporting Person With:	(5)	Sole Voting Power 12,164,804 shares
	(6)	Shared Voting Power 0 shares
	(7)	Sole Dispositive Power 12,164,804 shares
	(8)	Shared Dispositive Power 0 shares

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 12,164,804 shares
(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 18.8%, based on 64,625,071 shares outstanding as of December 31, 2020.
(12)	Type of Reporting Person (See Instructions) FI

CUSIP No. 87969B 101

(1)	Names of Reporting Persons. The JRP Settlement
(2)	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	(5)	Sole Voting Power 12,164,804 shares
	(6)	Shared Voting Power 0 shares
	(7)	Sole Dispositive Power 12,164,804 shares
	(8)	Shared Dispositive Power 0 shares

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 12,164,804 shares
(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 18.8%, based on 64,625,071 shares outstanding as of December 31, 2020.
(12)	Type of Reporting Person (See Instructions) FI

CUSIP No. 87969B 101

(1)	Names of Reporting Persons. Silex Trust Company Limited
(2)	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	(5)	Sole Voting Power 12,164,804 shares
	(6)	Shared Voting Power 0 shares
	(7)	Sole Dispositive Power 12,164,804 shares
	(8)	Shared Dispositive Power 0 shares

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 12,164,804 shares
(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 18.8%, based on 64,625,071 shares outstanding as of December 31, 2020.
(12)	Type of Reporting Person (See Instructions) FI

CUSIP No. 87969B 101

(1)	Names of Reporting Persons. S.O. Clover Management Limited
(2)	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	(5)	Sole Voting Power 0 shares
	(6)	Shared Voting Power 12,164,804 shares
	(7)	Sole Dispositive Power 0 shares
	(8)	Shared Dispositive Power 12,164,804 shares

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 12,164,804 shares
(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 18.8%, based on 64,625,071 shares outstanding as of December 31, 2020.
(12)	Type of Reporting Person (See Instructions) FI

CUSIP No. 87969B 101

(1)	Names of Reporting Persons. Ariane Slinger
(2)	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization The Netherlands

Number of Shares Beneficially Owned by Each Reporting Person With:	(5)	Sole Voting Power 0 shares
	(6)	Shared Voting Power 12,164,804 shares
	(7)	Sole Dispositive Power 0 shares
	(8)	Shared Dispositive Power 12,164,804 shares

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 12,164,804 shares
(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 18.8%, based on 64,625,071 shares outstanding as of December 31, 2020.
(12)	Type of Reporting Person (See Instructions) IN

CUSIP No. 87969B 101

(1)	Names of Reporting Persons. Odilo Javier Otero
(2)	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Switzerland

Number of Shares Beneficially Owned by Each Reporting Person With:	(5)	Sole Voting Power 0 shares
	(6)	Shared Voting Power 12,164,804 shares
	(7)	Sole Dispositive Power 0 shares
	(8)	Shared Dispositive Power 12,164,804 shares

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 12,164,804 shares
(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 18.8%, based on 64,625,071 shares outstanding as of December 31, 2020.
(12)	Type of Reporting Person (See Instructions) IN

CUSIP No. 87969B 101

(1)	Names of Reporting Persons. John Porter
(2)	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Britain

Number of Shares Beneficially Owned by Each Reporting Person With:	(5)	Sole Voting Power 375,633 shares
	(6)	Shared Voting Power 12,164,804 shares
	(7)	Sole Dispositive Power 375,633 shares
	(8)	Shared Dispositive Power 12,164,804 shares

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 12,540,437 shares
(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 19.4%, based on 64,625,071 shares outstanding as of December 31, 2020.
(12)	Type of Reporting Person (See Instructions) IN

CUSIP No. 87969B 101

(1)	Names of Reporting Persons. Shirley Porter
(2)	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Britain

Number of Shares Beneficially Owned by Each Reporting Person With:	(5)	Sole Voting Power 0 shares
	(6)	Shared Voting Power 12,164,804 shares
	(7)	Sole Dispositive Power 0 shares
	(8)	Shared Dispositive Power 12,164,804 shares

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 12,164,804 shares
(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 18.8%, based on 64,625,071 shares outstanding as of December 31, 2020.
(12)	Type of Reporting Person (See Instructions) IN

CUSIP No. 87969B 101

(1)	Names of Reporting Persons. Brian Padgett
(2)	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Britain

Number of Shares Beneficially Owned by Each Reporting Person With:	(5)	Sole Voting Power 0 shares
	(6)	Shared Voting Power 12,164,804 shares
	(7)	Sole Dispositive Power 0 shares
	(8)	Shared Dispositive Power 12,164,804 shares

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 12,164,804 shares
(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 18.8%, based on 64,625,071 shares outstanding as of December 31, 2020.
(12)	Type of Reporting Person (See Instructions) IN

CUSIP No. 87969B 101

(1)	Names of Reporting Persons. Oliver Hemmer
(2)	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Liechtenstein

Number of Shares Beneficially Owned by Each Reporting Person With:	(5)	Sole Voting Power 0 shares
	(6)	Shared Voting Power 12,164,804 shares
	(7)	Sole Dispositive Power 0 shares
	(8)	Shared Dispositive Power 12,164,804 shares

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 12,164,804 shares
(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 18.8%, based on 64,625,071 shares outstanding as of December 31, 2020.
(12)	Type of Reporting Person (See Instructions) IN

CUSIP No. 87969B 101

(1)	Names of Reporting Persons. Ronan Kuczaj
(2)	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Ireland

Number of Shares Beneficially Owned by Each Reporting Person With:	(5)	Sole Voting Power 0 shares
	(6)	Shared Voting Power 12,164,804 shares
	(7)	Sole Dispositive Power 0 shares
	(8)	Shared Dispositive Power 12,164,804 shares

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 12,164,804 shares
(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 18.8%, based on 64,625,071 shares outstanding as of December 31, 2020.
(12)	Type of Reporting Person (See Instructions) IN

Item 1.

(a)	Name of Issuer

Telos Corporation

(b)	Address of Issuer’s Principal Executive Offices

19886 Ashburn Road

Ashburn, Virginia 20147-2358

Item 2.

(a)	Name of Person Filing

This Schedule 13G is being jointly filed by Toxford Corporation, The JRP Settlement, Silex Trust Company Limited, S.O. Clover Management Limited, Ariane Slinger, Odilo Javier Otero, John Porter, Shirley Porter, Brian Padgett, Oliver Hemmer, and Ronan Kuczaj. Of the 12,540,437 shares of common stock of Telos Corporation covered by this Schedule 13G, 12,164,804 are held directly by Toxford Corporation and 375,633 are held directly by John Porter. The JRP Settlement owns 100% of the equity securities of Toxford Corporation, and Silex Trust Company Limited (the “Trustee”) is the trustee of The JRP Settlement. S.O. Clover Management Limited, Ariane Slinger, and Odilo Javier Otero are the directors of Toxford Corporation, and any two together can exercise voting and investment power over the common stock of Telos Corporation held by Toxford Corporation, and therefore they have shared voting and investment power over the common stock of Telos Corporation held by Toxford Corporation; Ariane Slinger and Odilo Javier Otero together, or either of them with another named signatory of S.O. Clover Management Limited, can act on behalf of S.O. Clover Management Limited, the entity director of Toxford Corporation. John Porter and Shirley Porter, as the Protectors of The JRP Settlement, can each replace the Trustee and therefore have shared voting and investment power over the common stock of Telos Corporation held by Toxford Corporation. Brian Padgett, Oliver Hemmer, and Ronan Kuczaj are the individuals who can make decisions on behalf of the Trustee and each can act alone in doing so, and therefore they have shared voting and investment power over the common stock of Telos Corporation held by Toxford Corporation.

Toxford Corporation, The JRP Settlement, Silex Trust Company Limited, S.O. Clover Management Limited, Ariane Slinger, Odilo Javier Otero, John Porter, Shirley Porter, Brian Padgett, Oliver Hemmer, and Ronan Kuczaj have entered into a Joint Filing Agreement, a copy of which is filed as Exhibit A to this Schedule 13G, pursuant to which they agreed to file statements jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934. Each of the reporting persons expressly disclaims that they have agreed to act as a group.

(b)	Address of Principal Business Office or, if none, Residence

The address of the principal business office of Toxford Corporation is MMG Tower 23rd Floor, Avenida Paseo del mar Costa Del Este, Panama City, R1.

The address of the principal business office of The JRP Settlement and Silex Trust Company Limited, is Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands.

John Porter, Shirley Porter, Brian Padgett, Oliver Hemmer, and Ronan Kuczaj is c/o Silex Trust Company Limited, Rue de la Croix d’Or 7, 1204 Geneva, Switzerland.

The address of the principal business office of S.O. Clover Management Limited is Hudsun Chambers, Road Town, Tortola, D8, VG1110.

The address of the principal business office of Ariane Slinger and Odilo Javier Otero is c/o ACE International SA, place de Saint-Gervais 1, PO Box 2049, 1211 Geneva 1, Switzerland.

(c)	Citizenship

Toxford Corporation is a Panama corporation.

The JRP Settlement is organized under the laws of the British Virgin Islands.

Silex Trust Company Limited is organized under the laws of the British Virgin Islands.

S.O. Clover Management Limited is organized under the laws of the British Virgin Islands.

Ariane Slinger is a citizen of The Netherlands.

Odilo Javier Otero is a citizen of Switzerland.

John Porter is a citizen of Britain.

Shirley Porter is a citizen of Britain.

Brian Padgett is a citizen of Britain.

Oliver Hemmer is a citizen of Liechtenstein.

Ronan Kuczaj is a citizen of Ireland.

(d)	Title of Class of Securities

Common Stock, par value $0.001 per share

(e)	CUSIP Number

87969B 101

Item 3.

Not applicable.

Item 4. Ownership.

(a)	Amount beneficially owned:

Toxford Corporation – 12,164,804 shares

The JRP Settlement – 12,164,804 shares

Silex Trust Company Limited – 12,164,804 shares

S.O. Clover Management Limited – 12,164,804 shares

Ariane Slinger – 12,164,804 shares

Odilo Javier Otero – 12,164,804 shares

John Porter – 12,540,437 shares

Shirley Porter – 12,164,804 shares

Brian Padgett – 12,164,804 shares

Oliver Hemmer – 12,164,804 shares

Ronan Kuczaj – 12,164,804 shares

(b)	Percent of class:

Toxford Corporation – 18.8%

The JRP Settlement – 18.8%

Silex Trust Company Limited – 18.8%

S.O. Clover Management Limited – 18.8%

Ariane Slinger – 18.8%

Odilo Javier Otero – 18.8%

John Porter – 19.4%

Shirley Porter – 18.8%

Brian Padgett – 18.8%

Oliver Hemmer – 18.8%

Ronan Kuczaj – 18.8%

(percentages based on 64,625,071 shares of Telos Corporation common stock outstanding as of December 31, 2020)

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

Toxford Corporation – 12,164,804 shares

The JRP Settlement – 12,164,804 shares

Silex Trust Company Limited – 12,164,804 shares

S.O. Clover Management Limited – 0 shares

Ariane Slinger – 0 shares

Odilo Javier Otero – 0 shares

John Porter – 375,633 shares

Shirley Porter – 0 shares

Brian Padgett – 0 shares

Oliver Hemmer – 0 shares

Ronan Kuczaj – 0 shares

(ii)	Shared power to vote or to direct the vote:

Toxford Corporation – 0 shares

The JRP Settlement – 0 shares

Silex Trust Company Limited – 0 shares

S.O. Clover Management Limited – 12,164,804 shares

Ariane Slinger – 12,164,804 shares

Odilo Javier Otero – 12,164,804 shares

John Porter – 12,164,804 shares

Shirley Porter – 12,164,804 shares

Brian Padgett – 12,164,804 shares

Oliver Hemmer – 12,164,804 shares

Ronan Kuczaj – 12,164,804 shares

(iii)	Sole power to dispose or to direct the disposition of:

Toxford Corporation – 12,164,804 shares

The JRP Settlement – 12,164,804 shares

Silex Trust Company Limited – 12,164,804 shares

S.O. Clover Management Limited – 0 shares

Ariane Slinger – 0 shares

Odilo Javier Otero – 0 shares

John Porter – 375,633 shares

Shirley Porter – 0 shares

Brian Padgett – 0 shares

Oliver Hemmer – 0 shares

Ronan Kuczaj – 0 shares

(iv)	Shared power to dispose or to direct the disposition of:

Toxford Corporation – 0 shares

The JRP Settlement – 0 shares

Silex Trust Company Limited – 0 shares

S.O. Clover Management Limited – 12,164,804 shares

Ariane Slinger – 12,164,804 shares

Odilo Javier Otero – 12,164,804 shares

John Porter – 12,164,804 shares

Shirley Porter – 12,164,804 shares

Brian Padgett – 12,164,804 shares

Oliver Hemmer – 12,164,804 shares

Ronan Kuczaj – 12,164,804 shares

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable

Item 8.	Identification and Classification of Members of the Group.

Not Applicable

Item 9.	Notice of Dissolution of Group.

Not Applicable

Item 10.	Certifications.

Not Applicable

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 04/5/2021	TOXFORD CORPORATION

	By:	/s/ Ariane Slinger
		Name:	Ariane Slinger
		Title:	Director

Date: April 6th, 2021	THE JRP SETTLEMENT

	By:	Silex Trust Company Limited, Trustee

	By:	/s/ Brian Padgett
		Name:	Brian Padgett
		Title:	Director

Date: April 6th, 2021	SILEX TRUST COMPANY LIMITED

	By:	/s/ Brian Padgett
		Name:	Brian Padgett
		Title:	Director

Date: 04/5/2021	S.O. CLOVER MANAGEMENT LIMITED

	By:	/s/ Ariane Slinger
		Name:	Ariane Slinger
		Title:	Director

Date: 04/5/2021	/s/ Ariane Slinger
Ariane Slinger

Date: 04/5/2021	/s/ Odilo Javier Otero
Odilo Javier Otero

Date: April 6th, 2021	/s/ John Porter
John Porter

Date: April 6th, 2021	/s/ Shirley Porter
Shirley Porter

Date: April 6th, 2021	/s/ Brian Padgett
Brian Padgett

Date: April 6, 2021	/s/ Oliver Hemmer
Oliver Hemmer

Date: April 6, 2021	/s/ Ronan Kuczaj
Ronan Kuczaj

Exhibit A

Joint Filing Agreement

The undersigned each hereby agree and consent to the joint filing on their behalf of a Schedule 13G, including amendments thereto (as amended, the “Schedule 13G”), in connection with their beneficial ownership of shares of common stock of Telos Corporation, a Maryland corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to the Schedule 13G, provided that, as contemplated by Rule 13d-1(k)(1)(ii) promulgated under the Securities Exchange Act of 1934, as amended, no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Date: April 6, 2021

TOXFORD CORPORATION

By:	/s/ Ariane Slinger
	Name:	Ariane Slinger
	Title:	Director

THE JRP SETTLEMENT

By:	Silex Trust Company Limited, Trustee

By:	/s/ Brian Padgett
	Name:	Brian Padgett
	Title:	Director

SILEX TRUST COMPANY LIMITED

By:	/s/ Brian Padgett
	Name:	Brian Padgett
	Title:	Director

S.O. CLOVER MANAGEMENT LIMITED

By:	/s/ Ariane Slinger
	Name:	Ariane Slinger
	Title:	Director

/s/ Ariane Slinger
Ariane Slinger

/s/ Odilo Javier Otero
Odilo Javier Otero

/s/ John Porter
John Porter

/s/ Shirley Porter
Shirley Porter

/s/ Brian Padgett
Brian Padgett

/s/ Oliver Hemmer
Oliver Hemmer

/s/ Ronan Kuczaj
Ronan Kuczaj

Page 2 to Joint Filing Agreement – common stock of Telos Corporation